Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Li-Cycle Holdings Corp.

We consent to the use of our report dated March 15, 2024, on the consolidated financial statements of Li-Cycle Holdings Corp., which comprise the consolidated balance sheets as at December 31, 2023, December 31, 2022 and October 31, 2022, the related consolidated statements of operations and comprehensive income (loss), consolidated statements of equity, and cash flows for the year ended December 31, 2023, the two-month period ended December 31, 2022, and the year ended October 31, 2022, and the related notes, and our report dated March 15, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023, which are incorporated by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 dated March 15, 2024 of Li-Cycle Holdings Corp.

/s/ KPMG LLP

March 15, 2024

Vaughan, Canada